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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO/A

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

(Amendment No. 1)

WORLD HEART CORPORATION
(Name of Subject Company — Issuer and Filing Person — Offeror)

Warrants to Purchase Common Shares, no Par Value
(Title of Class of Securities)

N/A
(CUSIP Number of Class of Securities)

Richard Juelis, Vice President, Finance and Chief Financial Officer,
World Heart Corporation
7799 Pardee Lane
Oakland, California 94621
(510) 563-5000

Copies to:
Martin C. Glass, Esq.
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
(212) 819-8200

(Name, address, and telephone numbers of person authorized
to receive notices and communications on behalf of filing persons)

Calculation of Filing Fee

Transaction valuation(1)	Amount of filing fee(2)

$25,582,700	$3,011.08

(1)
Based on book value of the common shares issuable upon exercise of the Warrants and the aggregate exercise price of the Warrants, assuming Warrants to purchase an aggregate of 10,665,000 common shares will be exchanged pursuant to this offer.

(2)
The amount of the filing fee equals $117.70 for each $1,000,000 of the value of the transaction.

☐
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$3,011.08
Form or Registration No.:	Schedule TO
Filing Party:	World Heart Corporation
Date Filed:	June 20, 2005
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third-party tender offer subject to Rule 14d-1.
  ☒
  issuer tender offer subject to Rule 13e-4.
  ☐
  going-private transaction subject to Rule 13e-3.
  ☐
  amendment to Schedule 13D under Rule 13d-2.

SEC 2559(6-05)	Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

ITEM 1.    SUMMARY TERM SHEET.

        The information set forth under "Summary of Terms" in the Amended and Restated Offer to Amend and Exchange, dated as of July 8, 2005 (the "Offer"), attached hereto as Exhibit (a)(1)(C), is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

        (a)    Name and Address.    The name of the Issuer is World Heart Corporation, incorporated under the laws of the Province of Ontario (the "Company"). The address of the Company's principal executive office is 7799 Pardee Lane, Oakland, California 94621 and the telephone number of its principal executive offices is (510) 563-5000.

        (b)    Securities.    This Tender Offer Statement on Schedule TO relates to an offer by the Company to the holders of currently outstanding warrants (the "Warrants"), issued pursuant to the Purchase Agreement, dated as of September 15, 2004, giving the holders the opportunity to amend their Warrants (as so amended, the "Amended Warrants"), upon the terms and subject to the conditions described in the Offer and the related Election Form attached hereto as Exhibit (a)(1)(D).

        As of July 8, 2005, there were 10,665,000 outstanding Warrants to purchase an aggregate of 10,665,000 common shares of the Company, no par value, at an exercise price of $1.55 per share, all of which Warrants are eligible for the Offer.

        The information set forth in the Offer under Section 1 ("Purpose and Terms") and Section 10 ("Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and our Common Shares") is incorporated herein by reference.

        (c)    Trading market and price.    The information set forth in the Offer under Section 7 ("Price Range of Common Shares") and Section 10 ("Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and our Common Shares") is incorporated herein by reference. No trading market exists for the Warrants or Amended Warrants.

        (d)    Dividends.    The information set forth in the Company's definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on June 20, 2005 (the "Proxy Statement") under the caption "Dividends" on page 33 is herein incorporated by reference.

        (e)    Prior Public Offerings.    Not applicable.

        (f)    Prior Stock Purchases.    Not applicable.

ITEM 3.    IDENTITY AND BACKGROUND OF FILING PERSON.

        (a)    Name and Address.    The information set forth under Item 2(a) above and in the Proxy Statement under the caption "Corporate Structure — Name, Address, and Incorporation" on pages 14-15 is incorporated herein by reference.

ITEM 4.    TERMS OF THE TRANSACTION.

        (a)    Material Terms.    The information set forth in the Offer under Section 1 ("Purpose and Terms"), Section 2 ("Procedure to Accept the Offer and Amend Warrants"), Section 3 ("Withdrawal Rights"), Section 4 ("Acceptance of Warrants and Issuance of Amended Warrants"), Section 5 ("Extension of Offer; Termination; Amendment"), Section 8 ("Source and Amount of Consideration; Description of Warrants") and Section 12 ("Certain Material United Stated Federal Income Tax Consequences") is incorporated herein by reference.

        (b)    Purchases.    The information set forth in the Offer under Section 10 ("Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and our Common Shares") is incorporated herein by reference.

ITEM 5.    PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

        (e)    Agreements Involving the Subject Company's Securities.    The information set forth in the Offer under Section 10 ("Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and our Common Shares") is incorporated herein by reference.

ITEM 6.    PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

        (a)    Purposes.    The information set forth in the Offer under Section 1 ("Purpose and Terms") is incorporated herein by reference.

        (b)    Use of Securities Acquired.    The information set forth in the Offer under Section 4 ("Acceptance of Warrants and Issuance of Amended Warrants") and Section 8 ("Source and Amount of Consideration; Description of Warrants") is incorporated herein by reference.

        (c)    Plans.    The information set forth in the Company's Proxy Statement under the captions "Election of Directors" on page 61, "MedQuest Resolution-Acquisition of MedQuest" on page 66 and "Maverick Resolution — Private Placement to Maverick" on page 80 is incorporated herein by reference.

ITEM 7.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        (a)    Source of Funds.    Not applicable.

        (b)    Conditions.    Not applicable.

        (d)    Borrowed Funds.    Not applicable.

ITEM 8.    INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

        (a)    Securities Ownership.    The information set forth in the Offer under Section 10 ("Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and our Common Shares") is incorporated herein by reference.

        (b)    Securities Transactions.    The information set forth in the Offer under Section 10 ("Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and our Common Shares") is incorporated herein by reference.

ITEM 9.    PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

        (a)    Solicitations or Recommendations.    Not applicable.

        (b)    Employees and Corporate Assets.    Not applicable.

ITEM 10.    FINANCIAL STATEMENTS.

        (a)(1) and (2) Financial Statements.    The information set forth in the offer in Appendices A: "World Heart Corporation U.S. GAAP Annual Financial Statements," B: "World Heart Corporation Canadian GAAP Annual Financial Statements," C: "World Heart Corporation U.S. GAAP Quarterly Financials for the Period Ended March 31, 2005," D: "Pro Forma Financial Statements," and E: "Ratio of Earnings to Fixed Charges and Book Value Per Share" is incorporated herein by reference.

        (a)(3) Ratio of Earnings to Fixed Charges.    The information set forth in the Offer in Appendix E: "Ratio of Earnings to Fixed Charges; Book Value Per Share" is incorporated herein by reference.

        (a)(4) Book Value per Share.    The information set forth in the Offer in Appendix E: "Ratio of Earnings to Fixed Charges; Book Value Per Share" is incorporated herein by reference.

        The information incorporated herein by reference is available over the internet at the World Wide Web site of the SEC at http://www.sec.gov. Such information may also be obtained, free of charge, by contacting Rich Juelis, Vice President, Finance and Chief Financial Officer at the Company at (510) 563-5000 or by email at richard.juelis@worldheart.com.

        (b)    Pro Forma Information.    The information set forth in the Offer in Appendix D: "Pro Forma Financial Statements" is incorporated by reference herein.

ITEM 11.    ADDITIONAL INFORMATION.

        (a)    Agreements, Regulatory Requirements and Legal Proceedings.    Not applicable.

        (b)    Other Material Information.    Not applicable.

ITEM 12. EXHIBITS.

(a)(1)(A)*	Release Letter to Holders of Certain Warrants.
(a)(1)(B)*	Letter to Holders of Certain Warrants.
(a)(1)(C)	Amended and Restated Offer to Amend and Exchange, dated as of July 8, 2005.
(a)(1)(D)*	Form of Election Form.
(a)(1)(E)*	Form of Withdrawal Form.
(a)(1)(F)*	Instructions to Election Form and Withdrawal Form.
(a)(1)(G)	Form of Amended Warrant.
(a)(1)(H)	Form of Consent to Amending Debentures and Warrants.

(a)(4)(A)	Registration Statement on Form F-3, filed with the Securities and Exchange Commission on October 14, 2004 (Registration No. 333-119750) and incorporated herein by reference.
(a)(5)(A)	Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 20, 2005, and incorporated herein by reference.
(a)(5)(B)
World Heart Corporation's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005, and incorporated herein by reference.
(a)(5)(C)	World Heart Corporation's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on May 16, 2005, and incorporated herein by reference.
(a)(5)(D)	Press Release, dated February 1, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 6-K, dated February 1, 2005, and incorporated herein by reference.
(a)(5)(E)	Press Release, dated March 23, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated March 23, 2005, and incorporated herein by reference.
(a)(5)(F)	Press Release, dated April 11, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated April 11, 2005, and incorporated herein by reference.
(a)(5)(G)	Press Release, dated April 28, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated April 28, 2005, and incorporated herein by reference.
(a)(1)(H)	Form of Consent to Amentiny Debentures and Warrants.
(a)(5)(H)	Press Release, dated May 18, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated May 18, 2005, and incorporated herein by reference.
(a)(5)(I)	Press Release, dated June 2, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 2, 2005, and incorporated herein by reference.
(a)(5)(J)	Press Release, dated June 20, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 20, 2005, and incorporated herein by reference.
(a)(5)(K)	Press Release, dated June 29, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 29, 2005, and incorporated herein by reference.
(a)(5)(L)	Form 4, dated May 5, 2005, filed by D. Mark Goudie and incorporated by reference herein.
(a)(5)(M)	Form 4, dated May 9, 2005, filed by Jal S. Jassawalla and incorporated by reference herein.

(a)(5)(N)	Form 4, dated May 16, 2005, filed by Phillip Miller and incorporated by reference herein.
(a)(5)(O)	Form 3, dated June 6, 2005, filed by A. Richard Juelis and incorporated by reference herein.
(a)(5)(P)	Form 3, dated June 13, 2005, filed by John J. Vajda and incorporated by reference herein.
(a)(5)(Q)	Consent of Independent Accountants.
(a)(5)(R)	Consent of Independent Accountants.
(a)(5)(S)	Auditors' Consent.
(a)(5)(T)	Auditors' Consent.
(b)	Inapplicable.
(d)(1)
Purchase Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers, incorporated by reference to Exhibit 4.5 to WorldHeart Corporation's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005.
(d)(2)
Registration Rights Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers, incorporated by reference to Exhibit 4.7 to WorldHeart Corporation's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005.

*
Previously filed.

ITEM 13.    INFORMATION REQUIRED BY SCHEDULE 13E-3.

        Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 8, 2005
	By:	/s/ JAL S. JASSAWALLA Jal S. Jassawalla President and Chief Executive Officer

INDEX TO EXHIBITS

(a)(1)(A)*	Release Letter to Holders of Certain Warrants.
(a)(1)(B)*	Letter to Holders of Certain Warrants.
(a)(1)(C)	Amended and Restated Offer to Amend and Exchange, dated as of July 8, 2005.
(a)(1)(D)*	Form of Election Form.
(a)(1)(E)*	Form of Withdrawal Form.
(a)(1)(F)*	Instructions to Election Form and Withdrawal Form.
(a)(1)(G)	Form of Amended Warrant.
(a)(1)(H)	Form of Consent to Amending the Debentures and Warrants.
(a)(4)(A)	Registration Statement on Form F-3, filed with the Securities and Exchange Commission on October 14, 2004 (Registration No. 333-119750) and incorporated herein by reference.
(a)(5)(A)	Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on June 20, 2005, and incorporated herein by reference.
(a)(5)(B)
World Heart Corporation's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005, and incorporated herein by reference.
(a)(5)(C)	World Heart Corporation's Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on May 16, 2005, and incorporated herein by reference.
(a)(5)(D)	Press Release, dated February 1, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 6-K, dated February 1, 2005, and incorporated herein by reference.
(a)(5)(E)	Press Release, dated March 23, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated March 23, 2005, and incorporated herein by reference.
(a)(5)(F)	Press Release, dated April 11, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated April 11, 2005, and incorporated herein by reference.
(a)(5)(G)	Press Release, dated April 28, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated April 28, 2005, and incorporated herein by reference.
(a)(5)(H)	Press Release, dated May 18, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated May 18, 2005, and incorporated herein by reference.

(a)(5)(I)	Press Release, dated June 2, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 2, 2005, and incorporated herein by reference.
(a)(5)(J)	Press Release, dated June 20, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 20, 2005, and incorporated herein by reference.
(a)(5)(K)	Press Release, dated June 29, 2005, included as Exhibit 99.1 to WorldHeart's Current Report on Form 8-K, dated June 29, 2005, and incorporated herein by reference.
(a)(5)(L)	Form 4, dated May 5, 2005, filed by D. Mark Goudie and incorporated by reference herein.
(a)(5)(M)	Form 4, dated May 9, 2005, filed by Jal S. Jassawalla and incorporated by reference herein.
(a)(5)(N)	Form 4, dated May 16, 2005, filed by Phillip Miller and incorporated by reference herein.
(a)(5)(O)	Form 3, dated June 6, 2005, filed by A. Richard Juelis and incorporated by reference herein.
(a)(5)(P)	Form 3, dated June 13, 2005, filed by John J. Vajda and incorporated by reference herein.
(a)(5)(Q)	Consent of Independent Accountants.
(a)(5)(R)	Consent of Independent Accountants.
(a)(5)(S)	Auditors' Consent.
(a)(5)(T)	Auditors' Consent.
(b)	Inapplicable.
(d)(1)
Purchase Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers, incorporated by reference to Exhibit 4.5 to WorldHeart Corporation's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005.
(d)(2)
Registration Rights Agreement, dated as of September 15, 2004, by and among WorldHeart and the purchasers, incorporated by reference to Exhibit 4.7 to WorldHeart Corporation's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005, as amended by the Company's Annual Report on Form 10-KSB/A, filed with the SEC on June 20, 2005.

*
Previously filed.

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INDEX TO EXHIBITS